Business Valuation Report


--------------------------------------------------------------------------------

                    Universal Beverages Holdings Corporation

--------------------------------------------------------------------------------



                                 As of: 03/31/00





Prepared by:

Julio De Leon, CPA


De Leon & Company, PA
510 NW 159th Lane
Pembroke Pines, Fl. 33028

De Leon & Company, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS
510 NW 159th Lane
Pembroke Pines, Florida 33028
(954) 435-7111 fax (954) 438-6481
www.dlcpa.net


April 7, 2003


Mr. Thomas E. Sewell, CPA and the
Management of Universal Beverages Holdings Corporation

Dear Mr. Sewell:

We have been asked to determine the fair market value of Universal Beverages Holding Corporation as of 03/31/00 for the purpose of a valuing a 100% interest.

The definition of fair market value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or to sell and both having reasonable knowledge of all relevant facts.

Based on the information contained in the following narrative report, in our opinion, the fair market value of a 100.00% interest in the common stock of Universal Beverages Holding Corporation as of 03/31/00 is $4,567,000.



                                                       Conclusions of Value
--------------------------------------------------------------------------------
Indicated Value                                              $4,566,633
Times:100.00% Interest Valued                                    100.0%
                                                     -------------------
Conclusion of Value of 100.00% Interest                      $4,566,633
                                                     -------------------

                                                     -------------------
Rounded                                                      $4,567,000
                                                     ===================

                                                     -------------------

Per share value of Common Stock at 3/31/00 based on
5,462,654 shares outstanding                                     $0.836
                                                     ===================


My opinion of value is subject to the assumptions and limiting conditions set forth in this report.


Respectfully submitted,



Julio De Leon,
CPA, BCBA, MBA, CMA

MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS       BOARD CERTIFIED IN BUSINESS APPRAISALS
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS                     CERTIFIED MANAGEMENT ACCOUNTANT
INSTITUTE OF MANAGEMENT ACCOUNTANTS                                  CERTIFIED IN FINANCIAL MANAGEMENT
INSTITUTE OF FRAUD EXAMINERS                                        MASTERS IN BUSINESS ADMINISTRATION

Assumptions and Limiting Conditions
--------------------------------------------------------------------------------

a. This report is an appraisal report designed to give an opinion of fair market value. It is not an accounting report, and it should not be relied upon to disclose hidden assets or to verify financial reporting. It is an opinion of the value of a 100.00% interest in the common stock of Universal Beverages Holding Corporation as of 03/31/00.

b. I have accepted the unaudited financial statements of Universal Beverages Holding Corporation for the year ended 12/31/02 without testing their accuracy and the audited financial statements for the periods ended December 31, 2000 through December 31, 2001. The financial statements consist of balance sheets, income statements, and statements of cash flows. The accuracy of the financial statements is the sole responsibility of the management of Universal Beverages Holding Corporation.

c. I have relied on representations made by the owner about the background and history of the business. The management of Universal Beverages Holding Corporation has acknowledged to me that the information they provided was complete and accurate. However, we assume no responsibility for the accuracy of the information provided to me by the business's management.

d. All facts and data as set forth in this report were obtained from sources considered to be reliable. However, we assume no liability for the accuracy of the information provided to me by others.

e. This valuation report is based upon facts and conditions existing as of the date of valuation. we have not considered subsequent events. Unless specifically requested by the client and agreed upon by us, we have no obligation to update our report for such events and conditions.

f. The estimate of value opined to in this report applies only to Universal Beverages Holding Corporation as of 03/31/00. In addition, our estimate of value is valid only for the purpose stated in the report.

g. An adjustment has been made to the estimated life of the trademarks to ten years from fifteen. All other assets are assumed recorded at fair market value.

h.   The  valuation is based on the premise  that  Universal  Beverages  Holding
     Corporation   trades  freely  in  the  Over  the  Counter   Bulletin  Board
     marketplace and that it has a thinly traded float.

i. At 3/31/00, 2,143,496 shares of common stock or 35.2% of the outstanding stock was held by directors or officers of Universal Beverages Holding Corporation and 5,462,654 shares were outstanding as of this date.

Financial Analysis
--------------------------------------------------------------------------------

Adjusted Balance Sheet
As part of our analysis of the fair market value of Universal Beverages Holding Corporation, we adjusted the business's assets and liabilities to their estimated fair market values as of the 03/31/00 date of valuation. The following schedule presents the business's book value, adjustments to book value, and adjusted book value as of 03/31/00.


                                 Asset Analysis

As of:                        Book                             Adjusted
03/31/00                     Value             (+/-)          Book Value           (%)
                          -------------    --------------    --------------   --------------

Current Assets
Cash & Equivalent           $1,956,401                $0        $1,956,401           42.40%
Net A/R Trade                  150,957                 0           150,957            3.27%
Inventory                      420,409                 0           420,409            9.11%
Other Current                    1,434                 0             1,434            0.03%
                          -------------    --------------    --------------   --------------
Current Assets               2,529,201                 0         2,529,201           54.81%
                          -------------    --------------    --------------   --------------

Other Assets
Fixed Assets                 1,860,934                 0         1,860,934           40.33%
(Accum. Depr.)                (280,938)                0          (280,938)          (6.09%)
Other Non-Current                5,000                 0             5,000             .11%
Net Intangibles                750,025          (250,000)          500,025           10.84%
                          -------------    --------------    --------------   --------------
Total Assets                $4,864,222         ($250,000)       $4,614,222           100.0%
                          =============    ==============    ==============   ==============

Current Liabilities
A/P - Trade                   $994,458                $0          $994,458           21.55%
Accruals                       208,386                 0           208,386            4.52%
Current Mat. L.T.D.            490,357                 0           490,357           10.63%
                          -------------    --------------    --------------   --------------
Current Liabilities          1,693,201                 0         1,693,201           36.70%
                          =============    ==============    ==============   ==============

Other Liabilities
Long Term Debt                  34,643                 0            34,643             .75%
                          -------------    --------------    --------------   --------------
Total Liabilities               34,643                 0            34,643             .75%
                          -------------    --------------    --------------   --------------

Liabilities & Equity
Total Equity                 3,136,378          (250,000)        2,886,378           62.55%
                          -------------    --------------    --------------   --------------
Liabilities & Equity        $4,864,222         ($250,000)       $4,614,222           100.0%
                          =============    ==============    ==============   ==============

Analysis of the Income Statements
--------------------------------------------------------------------------------
As part of our analysis of the fair market value of a 100.00% interest in the common stock of Universal Beverages Holdings Corporation, we analyzed the business's unaudited income statement for the year ended December 31, 2002 and the audited financial statements for the years ended December 31, 2000 through December 31, 2001. The exhibit below presents the business's income statements for such periods.


                                             Historical Income Statements

                                         Dec-00         Dec-01        Dec-02
                                        Audited        Audited       Unaudited
                                      -----------    -----------    -----------

Total Revenue                         $ 5,500,369    $ 4,769,555    $ 1,626,989
Cost of Goods                           4,487,572      4,060,291      1,291,993
                                      -----------    -----------    -----------
Gross Profit                            1,012,797        709,264        334,996
                                      -----------    -----------    -----------

Operating Expenses                      3,208,948      2,090,445      2,177,797
Depreciation. & Amortization              494,615        551,490        368,207
Interest Expense                          278,001        410,592        446,818
                                      -----------    -----------    -----------
Operating Loss                         (2,968,767)    (2,343,263)    (2,657,826)
                                      -----------    -----------    -----------

Non-Operating Income                      277,872              0        578,536
Non Operating Expense                    (163,145)    (1,044,469)      (433,409)
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------
Historic Net Loss                     ($2,854,040)   ($3,387,732)   ($2,512,699)
                                      ===========    ===========    ===========

                          Income Statement Percentages

                                  Dec-00            Dec-01             Dec-02
                                ----------        ----------         ----------


Total Revenue                      100.0%            100.0%             100.0%
Cost of Goods                       81.6%             85.1%              79.4%
                                ----------        ----------         ----------
Gross Profit                        18.4%             14.9%              20.6%
                                ----------        ----------         ----------

Operating Expense                   58.4%             43.8%             133.8%
Depreciation & Amortization          8.9%             11.6%              22.7%
Interest Expense                     5.1%              8.6%              27.5%
                                ----------        ----------         ----------
Operating Loss                     (54.0%)           (49.1%)           (163.4%)
                                ----------        ----------         ----------

Non-Operating Income                 5.0%              0.0%              35.5%
Non-Operating Expense               (2.9%)           (21.9%)            (26.6%)
                                ----------        ----------         ----------
                                ----------        ----------         ----------
Historic Net Loss                  (51.9%)           (71.0%)           (154.5%)
                                ==========        ==========         ==========



Adjusted Income Statements
In our analysis of the value of Universal Beverages Holding Corporation, we reviewed the business's historical income statements for the 3 year period ending 12/31/02. Due to the company's continued operational loss and overall net loss we rejected it as an accurate indicator of the business's fair market value.

Stock Activity
In our analysis of the value of Universal Beverages Holdings Corporation, we reviewed the business's historical trading price and stock sales volume activity for the year ended 12/31/00. Our analysis determined that the price for the stock at 3/31/00 could not be sustained throughout the period and that the actual trading activity was much lower than the value at 3/31/00. We determine that other comparable public companies in SIC 5140 would be a more appropriate measure to compare what the market was valuing similar companies in order to arrive at a fair market value for Universal Beverages Holdings Corporation.

Valuation Methods Rejected
--------------------------------------------------------------------------------

Book Value Method
The book value of Universal Beverages Holding Corporation as of 03/31/00 was $3,136,378. Book value is an accounting value that is calculated by subtracting total liabilities from total assets. Because the book value of a company does not consider the fair market value of a company's assets and liabilities or the fair market value of any intangible assets, it is not an accurate reflection of the business's fair market value as of the date of valuation. Therefore, although we considered Universal Beverages Holding Corporation's book value, we rejected it as an accurate indicator of the business's fair market value as of 03/31/00.


Liquidation Value Method
Liquidation value is the value of the business's assets (minus liabilities) valued as if they were to be sold in an orderly, piecemeal manner. Although we considered the liquidation value of Universal Beverages Holding Corporation, we rejected the method as an accurate indicator of its fair market value as of 03/31/00 due to our opinion that the business was a going concern at that date.


Capitalization of Earnings Method
The capitalization of earnings method is appropriate to use when a business's value is based primarily on its expected earnings stream and the earnings stream is expected to remain stable. In the valuation of Universal Beverages Holding Corporation, we rejected the capitalization of earnings method as a valuation method because the conditions for its use did not exist.


Capitalization of Excess Earnings Method
The capitalization of excess earnings method is used primarily to value small businesses and/or professional practices. Although we considered the capitalization of excess earnings method, we rejected it as an appropriate method to value Universal Beverages Holding Corporation because the conditions for its use did not exist.

Discounted Future Earnings Method
The discounted future earnings method is used primarily when a business's fair market value is related to its earnings. In addition, the method is useful when the subject business's short-term earnings are not expected to grow at the same rate as its long-term earnings. In the valuation of Universal Beverages Holding Corporation, we considered the discounted future earnings method and rejected it as an appropriate method to value Universal Beverages Holding Corporation because the conditions for its use did not exist.

Privately-Held Guideline Companies Methods
In the valuation of Universal Beverages Holding Corporation, we considered using valuation ratios derived from privately-held guideline companies. However, we rejected using the private company guideline company method due to the insufficient number of transactions involving privately-held guideline companies that are similar to Universal Beverages Holding Corporation.


Price to Earnings/Discretionary Cash Flow
In the valuation of Universal Beverages Holding Corporation, we considered price to discretionary cash flow ratios from private transactions data. However, we rejected using the method in valuing Universal Beverages Holding Corporation because we do not believe that the results are indicative of the fair market value of Universal Beverages Holding Corporation as of 03/31/00.


Price to Total Assets
In the valuation of Universal Beverages Holding Corporation, we considered using percentage of revenue ratios from private guideline company transactions data. However, we rejected the method as appropriate in valuing Universal Beverages Holding Corporation because we do not believe that the results are indicative of the fair market value.

Percent of Revenues

In the valuation of Universal Beverages Holding Corporation, we considered price to revenue ratios from private transactions data. However, we rejected using the method in valuing Universal Beverages Holding Corporation because we do not believe that the results are indicative of the fair market value of Universal Beverages Holding Corporation as of 03/31/00.

Dividend Paying Capacity

Although I.R.S. Revenue Ruling 59-60 specifically mentions using the dividend paying capacity method in valuing a closely-held business for income tax purposes, it is rarely used by appraisers. Additionally, Revenue Ruling 59-60 states: "Where an actual or effective controlling interest in a corporation is to be valued, the dividend factor is not a material element, since the payment of such dividends is discretionary with the controlling stockholders." Therefore, although we considered the dividend paying capacity method, we rejected it as an appropriate method to use in valuing Universal Beverages Holding Corporation.




Valuation Methods Accepted
--------------------------------------------------------------------------------

In determining the fair market value of Universal Beverages Holding Corporation as of 03/31/00, it is our opinion that the primary method to be used is .



Publicly-Traded Guideline Companies Methods
Conceptual Basis

Market based valuation methods use capitalization rates and/or multiples that are extrapolated from publicly-traded guideline company data to derive the fair market value for the subject business. The theory behind this method is that the public market determines what price is an acceptable return for the earnings stream, gross revenue, or book value within a specific industry.


Identification of Publicly-Traded Guideline Companies

The publicly-traded guideline company method uses valuation ratios of "comparable" guideline companies to determine the operating value of the subject company. Our research began with obtaining information on all publicly-traded companies that had the same standard industrial classification code (SIC) as Universal Beverages Holding Corporation. After reviewing financial and non-financial information for each of the publicly-traded companies with a 5140 SIC code, we determined that there existed companies that were comparable to Universal Beverages Holding Corporation and could be used as publicly-traded guideline companies.


Price to Earnings

The theory of the price to earnings method is that the market determines the appropriate price to earnings multiple to apply to the subject company's weighted net income. The first step in applying this method, is to determine the weighed net income. Due to the fact that Universal Beverages Holdings Corporation had no earnings we did not use this method.


Percent of Revenues

The percentage of revenues method is used when the subject company's cost structure approximates that of the publicly-traded guideline companies. The first step in applying this method, is to determine the weighed revenue.

                            Public Multiples of Value
                          Determination of Revenue Base

                                     Dec 2000         Dec 2001         Dec 2002
                                    ----------       ----------       ----------
Adjusted Revenues                   $5,500,000       $4,770,000       $1,627,000
Weighting Factors                        .9837           1.1547            .7928
                                    ----------       ----------       ----------
Weighted Revenues                   $5,410,350       $5,507,919       $1,289,885
                                    ==========       ==========       ==========

Sum of weighted Revenues                                       $12,208,154
/ Sum of weighting Factors                                          2.9312
                                                           ---------------
Weighted Average Revenue                                        $4,164,900
                                                           ===============

When using this method, the result is a calculation of the fair market value of the subject company's operating assets and liabilities. If non-operating assets and/or liabilities exist, they are added/subtracted from the operating value to calculate the total entity value of the subject business. In our opinion, the appropriate price to revenue percentage to apply to Universal Beverages Holding Corporation's revenue was 135.5% as of 03/31/00. The subject business's operating value was therefore calculated to be approximately $5,643,440.
Including the excess/non-operating assets and liabilities, the total entity value of Universal Beverages Holding Corporation (prior to any premiums and/or discounts) was $5,393,440 as of 03/31/00.



Price to Book Value

The multiple of book value method is used primarily as a secondary valuation methodology. The subject business's value is derived by multiplying its unadjusted book value by a book value multiplier that is derived from observing the price to book value ratios of publicly-traded guideline companies. As of the 03/31/00 date of valuation, Universal Beverages Holding Corporation's unadjusted book value was $3,136,378. Multiplying this book value by the market derived multiple of 2.68 derived an operating value of $8,405,493 for Universal Beverages Holding Corporation as of 03/31/00. Including the excess/non-operating assets and liabilities, the total entity value (prior to any discounts and/or premiums) of Universal Beverages Holding Corporation as of 03/31/00 was $8,155,493.



Conclusions of Publicly-Traded Guideline Company Method

The  following   exhibit   presents  the  results  of  the  application  of  the
publicly-traded guideline company method. It should be noted that the statistical accuracy of this method increases with the increase in the number of publicly-traded guideline companies.


                        Public Guideline Company Methods

                                                         Price to      Multiple
Comparable Public Company                    Date        Revenues      of Book
------------------------------------     ----------    -----------    ---------
1.      El Dorado Artesian Springs         3/31/00          0.98%         3.93
2.      Vermont Pure Holdings             10/31/00          1.73%         1.43


                                             Weighted            Book
               As of 3/31/00                 Revenues            Value
                                           -------------    --------------
Subject Company Valuation Base               $4,164,900        $3,136,378
Times: Valuation Multiple                         1.355              2.68
                                           -------------    --------------
Operating Business Value                      5,643,440         8,405,493
Excess/Non-Business Assets                    (250,000)         (250,000)
                                           -------------    --------------
Indicated Value                              $5,393,440        $8,155,493
                                           =============    ==============

Adjusted Book Value Method
A business's adjusted book value is calculated by adjusting the book value of the company's assets and liabilities to their estimated fair market value as of the date of valuation. In a going concern business, fair market value usually is depreciated replacement cost. The adjusted book method is used primarily to value holding companies, companies that have no goodwill value, or companies whose value is primarily intrinsic to its assets. In our opinion, Universal Beverages Holding Corporation does not possess economically valuable goodwill; therefore, the adjusted book value method is an appropriate method to determine the business's fair market value as of 03/31/00. At 03/31/00, Universal Beverages Holding Corporation's adjusted book value was $2,886,378.



Summary of Valuation Methods
--------------------------------------------------------------------------------

In our evaluation of the fair market value of a 100.00% interest in the common stock of Universal Beverages Holding Corporation as of 03/31/00, we calculated and analyzed a variety of valuation methods. The following exhibit lists the various valuation methodologies and the weighting we assigned to each method.


                              Conclusions of Value

            Valuation Methods         3/31/00         Weight     Weighted Value
--------------------------------  -------------     --------    ----------------
Adjusted book value method          $2,886,378          10%            $288,638
Percent of Revenues                 $5,393,440          40%          $2,157,376
Price to book value                 $8,155,493          50%          $4,077,747
                                                                ----------------
                                  -------------
Total Entity Value                                                   $6,523,761
                                                                ================



Discounts and Premiums
--------------------------------------------------------------------------------


Minority Interest Discount
A minority interest discount is a reduction in the value of common stock holdings due to a lack of control prerogatives such as declaring dividends, liquidating the company, going public, issuing or buying stock, directing management, setting management's salaries, etc. In our opinion, a minority interest discount is not required.

Control Premium
A control premium is an addition to the value of a block of stock due to the ability of the shareholder to make corporate decisions such as declaring dividends, liquidating the business, going public, issuing or buying stock, directing management, etc. In our opinion, a control premium is not required.

Adjustment for Lack of Marketability
Marketability discounts are calculated separately from minority interest discounts and control premiums. Marketability discounts sometimes are needed because several approaches to valuation are calculated using comparable sales or discount rates that are based on marketable business interests.

In actual application, the control premium or minority interest discount usually is applied before the marketability discount to determine the fair market value of the business interest on a freely traded basis. Once the marketability discount has been applied, the result is the fair market value of the closely-held business interest.

Subtracting a discount for lack of marketability is the final adjustment normally required when valuing a block of closely-held stock. Because many valuation approaches rely on data generated from securities from the public marketplace, the results are for freely-traded stock. Because closely-held stock is not as freely traded as publicly traded stock, investors will require a discount to compensate them for the closely-held stock's relative illiquidity.

The quantification of the marketability discount usually involves comparing the stock prices of common stocks that are identical except for the fact that one group of stock is classified as restricted stock. Over the past twenty-five years, numerous studies have indicated that the discount for lack of marketability in the public marketplace is approximately 30 percent to 40 percent. The following table lists the most commonly cited studies regarding discounts for the lack of marketability.


Study                                     Years Studied           Discount
-------------------------------------    -----------------    -----------------
SEC Overall Avg.                            1966-1969              25.8%
SEC Non-Reporting Avg.                      1968-1970              32.6%
Gelman                                      1968-1970              33.0%
Trout                                       1968-1972              33.5%
Moroney                                     1969-1972              35.6%
Maher                                       1969-1973              35.4%
Standard Research Consultants               1978-1982              45.0%

Because each business has its own unique marketability issues, adjustments to this base rate are usually necessary. In order to help quantify the various factors affecting the marketability of a closely-held business, the base marketability discount rate should be increased or decreased based on the following factors:

     1.   Restrictions on Transfers.

     2.   Amount and consistency of dividends pay out

     3.   Prospects of public offering or sale of company.

     4.   The existence of a put option.

     5. Existence of a limited market that may be interested in purchasing shares.

     6.   The size of the block of stock.

     7.   The existence of Buy/Sell agreements.

After considering all of the above factors, it is our opinion that a 20.0% discount for lack of marketability is appropriate to apply to the common stock of Universal Beverages Holding Corporation as of 03/31/00.


Value Conclusion
--------------------------------------------------------------------------------

Based on our analysis of Universal Beverages Holding Corporation and all of the factors affecting its value, it is our opinion that the fair market value of a 100.00% interest in the business's common stock as of 03/31/00 is $5,219,000 and is calculated as follows:

Indicated Value                                                      $6,523,761
Times: 100.00% Interest Valued                                           100.0%
                                                                ----------------
Conclusion of Value of 100.00% Interest                              $6,523,761
Less: 30.0% Marketability Discount                                   $1,957,128
                                                                ----------------
Conclusion of Value of 100.00% Interest                              $4,566,633
                                                                ----------------

Rounded                                                              $4,566,000
                                                                ================

--------------------------------------------------------------------------------


Certification of Appraiser
--------------------------------------------------------------------------------

I certify that, to the best of our knowledge and belief:

     1.   The statements of fact contained in this report are true and correct.

     2.   The reported analyses,  opinions,  and conclusions are limited only by
          the  reported  assumptions  and  limiting  conditions,   and  are  our
          personal, unbiased professional analyses, opinions, and conclusions.

     3. I have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

     4. My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

     5. My analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with Uniform Standards of Professional Appraisal Practice.

     6. No one provided significant professional assistance to the person signing this report.

--------------------------------------------------------------------------------

Appendix A:
Appraiser's Qualifications

                            Julio De Leon, CPA, BCBA
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                             De Leon & Company, P.A.
                                510 NW 159th Lane
                          Pembroke Pines, Florida 33028
                        (954) 435-7111 fax (954) 438-6481
                                  WWW.DLCPA.NET
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RECENT VALUATION EXPERIENCE
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Icarian, Inc.       Valuation for Asset  Allocation - Determined the value for a
                    100% ownership of the company in order to allocate the purchase price to the assets and liabilities acquired by a public company.



Cami's Seafood Valuation for sale of Trademark and lease - Determined the value for the Trademark "Cami's " and the leasehold value of restaurant operation including franchising rights.

Superior
Development         Valuation for Asset  Allocation - Determined the value for a
                    100% ownership of the company to allocate the purchase price to the assets and liabilities acquired.


Ignition, Inc.      Intangible   Valuation  -  Determined   the  fair  value  of
                    intangibles  to  allocate   proper  value  to   intellectual
                    property.



PROFESSIONAL HISTORY
--------------------



2003                De Leon & Company, PA
                    Principal responsible for managing the firm's valuation and SEC practice.

2001-2002           Weinberg & Company, PA
                    Senior Manager responsible for SEC and private audits, managing firm staff, reviews, and consulting.

1999-2000           Julio De Leon, CPA
                    Performed audit services for CPA firm,  assisted  clients in
                    preparing   for   audits   and    consultation,    performed
                    re-engineering work at client sites.

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PROFESSIONAL HISTORY CONTINUED
------------------------------

1988-1999           Ocean Bio-Chem, Inc.
                    CFO for this NASDAQ listed company. Performed periodic filings under the 1933 and 1934 securities act. Coordinated the financial reporting and supervision of professional staff. Maintained banking and stockholder relations.

PROFESSIONAL AFFILIATIONS
-------------------------

American Institute of Certified Public Accountants
Florida Institute of Certified Public Accountants
Professional Certification Board - National Society of Appraiser Specialist Institute of Management Accountants

CERTIFICATIONS
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Certified Public Accountant
Certified Management Accountant
Certified in Financial Management
Board Certified in Business Appraisals

EDUCATION
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University of Miami, Coral Gables, Fl
Master in Business Administration
Emphasis in Accounting

Bernard Baruch College - City University of New York
Bachelor in Business Administration
Emphasis in Public Accounting

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